Exhibit 99.2

U N A U D I T E D  C A R V E - O U T  F I N A N C I A L  S T A T E M E N T S

Commercial Real Estate Lending Business

(A Carve-Out Business of Fremont Investment & Loan)

At December 31, 2006 and June 30, 2007 and the Six Month periods ended June 30, 2007 and 2006

Commercial Real Estate Lending Business
(A Carve-Out Business of Fremont Investment & Loan)

Unaudited Carve-Out Financial Statements

At December 31, 2006 and June 30, 2007 and the Six Month periods ended June 30,
2007 and 2006

Commercial Real Estate Lending Business
(A Carve-Out Business of Fremont Investment & Loan)
Unaudited

Balance Sheets

	June 30,	December 31,
	2007	2006
	(Thousands of dollars)
Assets
Loans held for investment — net of allowance for loan losses of $230,109 and $172 (Notes 2 and 3)	$2,272	$6,267,592
Loans held for sale (Note 4)	5,995,436	—
Deferred income taxes (Note 5)	29,441	30,020
Accrued interest receivable	39,747	52,477
Real estate owned	65,833	299
Premises and equipment — net of accumulated depreciation of $2,772 and $2,712	2,002	1,750
Other assets	10,097	8,747
Total assets	$6,144,828	$6,360,885

Liabilities
Loan pledge deposits	$100,055	$149,333
Other liabilities (Note 6)	22,978	33,418
Total liabilities	123,033	182,751

Commitments and contingencies	—	—

Owner’s investment	6,021,795	6,178,134
Total Liabilities and Owner’s Investment	$6,144,828	$6,360,885

The accompanying notes are an integral part of these statements.

Commercial Real Estate Lending Business
(A Carve-Out Business of Fremont Investment & Loan)
Unaudited

Statements of Income

	Six Month Ended
	June 30,
	2007	2006
	(Thousands of dollars)
Interest income:
Interest and fee income on commercial loans	$291,242	$241,427

Interest expense:
Interest - Division	158,831	111,996
Other	1	—
	158,832	111,996

Net interest income	132,410	129,431
Provision for loan losses	471	15,597
Net interest income after provision for loan losses	131,939	113,834

Non-interest income:
Prepayment Penalties	1,339	1,899
Other	(1,365)	2
	(26)	1,901
Non-interest expense:
Compensation and related	19,452	13,494
Occupancy	1,837	1,457
Other	3,156	1,949
	24,445	16,900

Income before income taxes	107,468	98,835
Income tax expense	42,462	39,323
Net income	$65,006	$59,512

The accompanying notes are an integral part of these statements.

Commercial Real Estate Lending Business

(A Carve-Out Business of Fremont Investment & Loan)
Unaudited

Statement of Owner’s Investment

(Thousands of dollars)
Balance at December 31, 2006	$6,178,134
Other distributions to owner - net	(221,345)
Net income	65,006
Balance at June 30, 2007	$6,021,795

The accompanying notes are an integral part of these statements.

Commercial Real Estate Lending Business

(A Carve-Out Business of Fremont Investment & Loan)

Unaudited

Statements of Cash Flows

	Six Months ended
	June 30,
	2007	2006
	(Thousands of dollars)
Operating Activities
Net income	$65,006	$59,512
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	471	15,597
Gain on sale of real estate owned	(475)	(5,544)
Loss (Gain) on sale of loans held for investment	1,854	(53)
Deferred income tax expense	579	(4,642)
Depreciation and amortization	60	403
Change in accrued interest	12,730	(12,307)
Change in other assets	(1,350)	(1,650)
Provision for losses on real estate owned	64	799
Change in accounts payable and other liabilities	(59,718)	6,404
Net cash provided by operating activities	19,221	58,519

Investing Activities
Originations and advances funded for loans held for investment	(1,663,005)	(1,942,598)
Payments received from and sales of loans held for investment	1,861,686	1,002,033
Sales of real estate owned	3,755	31,706
Purchases of premises and equipment	(312)	(177)
Net cash (used in) provided by investing activities	202,124	(909,036)

Financing Activities
Other distributions (to) from owner	(221,345)	850,517
Net cash provided by (used in) financing activities	(221,345)	850,517

Change in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—
Cash and cash equivalents at end of year	$—	$—

The accompanying notes are an integral part of these statements.

Commercial Real Estate Lending Business
(A Carve-Out Business of Fremont Investment & Loan)
Notes to Financial Statements
Unaudited

Note 1 — Basis of Presentation

The accompanying financial statements are the accounts of Commercial Real Estate Lending Business (the “CRE Business”) - a carve-out business of Fremont Investment & Loan (“FIL”), on a carved-out basis as if it had been an independent entity for the periods presented. FIL is a wholly owned subsidiary of Fremont General Credit Corporation (“FGCC” or the “Parent”), which in turn, is a wholly owned subsidiary of Fremont General Corporation (“FGC” or the “Holding Company”). FGC’s common stock is traded on the New York Stock Exchange under the symbol “FMT”.

On May 21, 2007 FIL entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with iStar Financial, Inc. (“IStar”), pursuant to which FIL sold its CRE Business portfolio to iStar on July 2, 2007. Certain assets and liabilities related to the CRE Business and included in these carve-out financial statements were not acquired by iStar and were retained by FIL (See Note 10). The CRE Business is engaged nationwide in commercial real estate lending. The CRE Business originates commercial real estate loans through nine regional production offices. The commercial real estate loans originated are held for FIL’s own portfolio. Loan origination is conducted primarily through independent brokers and, to a lesser degree, directly through its own marketing representatives.

The balance sheets as of June 30, 2007 and December 31, 2006 and the related statements of income, owner’s investment and cash flows for the six months ended June 30, 2007 and 2006 reflect carved-out presentations of the CRE Business from the financial statements of FIL, presented on a stand-alone basis and the results may not necessarily reflect actual results of operations, financial positions and cash flows had the CRE Business existed on a stand alone basis. The presentation of the carved-out CRE Business financial statements requires certain assumptions in order to reflect the business as a stand-alone entity, which management believes are reasonable and not materially different if the CRE Business had been a stand-alone entity. Accordingly, advances and other transactions between FIL and the CRE Business are reflected as owner’s investment in the accompanying financial statements. Other distributions to/from owner in the Statements of Owner’s Investment effectively represent distributions or contributions due (to) from financing activities by FIL.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of the interim financial statements have been included. The operating results for the six month periods ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

The unaudited interim CRE Business financial statements should be read in conjunction with the financial statements and related notes thereto included in the Carve-Out CRE Business financial statements for the year ended December 31, 2006.

The financial statements include direct expenses as well as allocated expenses. The revenue and expenses of FIL for the six months ended June 30, 2007 and 2006, have been allocated by FIL’s management between the CRE Business and the operations being retained by FIL, based either on specific attribution of those revenues and expenses or, where necessary and appropriate, based on management’s best estimate of an appropriate allocation. Had the CRE Business been a stand-alone entity, the actual expenses incurred would not have been materially different from the allocated expenses. The results of operations include certain allocated corporate expenses as well as interest expense charged back to the CRE Lending Business for the use of funds generated by FIL’s corporate and retail banking operations. The CRE Business did not have a formal financing agreement with FIL. Interest expense is allocated using LIBOR rates matched to terms of the respective underlying loans.

Note 2 — Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The significant accounting principles and practices used in the preparation of the accompanying carve-out financial statements are summarized below:

Use of Estimates: The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that materially affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain of the accounts that require significant judgment by management include allowance for loan losses and income taxes, allocations and interbranch interest expense.

Commercial Real Estate Loans Held for Sale: As a result of consenting to the Federal Deposit Insurance Corporation’s Order to Cease & Desist on March 7, 2007 (see Note 9), FIL changed its intent to hold commercial real estate loans as held for investment to held for sale. Accordingly, during the first quarter of 2007, CRE Business reclassified substantially all of its commercial real estate loans held for investment of approximately $6 billion into loans held for sale; all of which were sold during the third quarter of 2007 to iStar Financial Inc. (“iStar”), see Note 10. Loans held for sale are carried at the lower of aggregate cost or estimated fair value (“LOCOM”). Estimated fair values used to determine LOCOM are based on the iStar transaction on an aggregate basis.

Commercial Real Estate Loans Held for Investment: Loans are reported at the principal amount outstanding, net of deferred fees and costs, loan participations by other financial institutions or investors, and the allowance for loan losses. Interest is accrued daily as earned, except where reasonable doubt exists as to collectibility, in which case accrual of interest is discontinued and the loan is placed on non-accrual status. Loan origination or exit fees as well as direct loan origination costs, net of direct incremental loan origination costs, are deferred and amortized to interest income over the contractual life of the loan, adjusted for actual prepayments, using the interest method, if management believes it is probable that such amounts will be received.

The allowance for loan losses is increased by provisions charged against operations and reduced by loan amounts charged off by management. The allowance is maintained at a level considered adequate to provide for probable and inherent losses on loans based on management’s evaluation of the loan portfolio. Future additions or reductions may be necessary based on changes in the amounts and timing of future cash flows expected due to changes in collateral values supporting loans, general economic conditions and the financial condition of individual borrowers.

Management classifies loans as non-accrual when principal or interest is in default 90 days or more (unless the loan has collateral sufficient to discharge the debt and management reasonably expects repayment of the debt or restoration to a current status in the near future) or when other factors indicate that payment in full of principal and interest is not expected according to the contractual terms of the loan. When a loan is placed on non-accrual status, any previously uncollected interest is reversed as a reduction of interest income on loans receivable and accrued interest receivable. Subsequent collections on non-accrual loans are applied as a reduction of principal when other factors indicate that payment in full of principal is not expected. Once all principal has been received, any additional interest payments are recognized as interest income on a cash basis. Generally, a loan may be returned to accrual status when all delinquent principal and interest are brought current in accordance with the terms of the loan agreement and certain performance criteria have been met. CRE Business charge-off policy is based on a monthly loan-by-loan review.

Real Estate Owned: Real estate owned (“REO”) is comprised of real estate acquired in satisfaction of loans. Properties acquired through or in lieu of foreclosure on loans collateralized by real estate are reported in the financial statements at the lower of cost or estimated realizable value (net of estimated costs to sell). Estimated realizable values are based on an evaluation of numerous factors, including appraisals, sales of comparable assets and estimated market conditions. Properties that become REO are recorded at the lower of cost or the realizable value upon transfer, with any loss being reflected as a charge-off in the allowance for loan loss. Gains on the subsequent sale of REO properties, losses on the subsequent sale or periodic revaluation of REO properties, and the net costs of managing and maintaining these properties, are included in non-interest expense. Non-cash transfers of loans to REO were $68.9 million and $1.0 million for the six month periods ended June 30, 2007 and 2006, respectively.

Premises and Equipment: Furniture and equipment are stated at cost, less accumulated depreciation. Generally, depreciation is computed using the straight-line method over periods ranging from two to twelve years. Leasehold improvements are amortized over the terms of the lease.

Credit Risk: Financial instruments which potentially subject CRE Business to concentrations of credit risk consist principally of the following:

•          Loans held for investment — CRE Business has a concentration of credit risk with respect to its commercial real estate loans held for investment, which are substantially all bridge or construction lending arrangements. At December 31, 2006 there were 156 commercial real estate loans with loan balances in excess of $15 million totaling $5.31 billion and 19% of the commercial real estate loan portfolio was collateralized by mortgages on properties located in California. In addition, loans with balances outstanding of $40 million or more totaled $2.52 billion, or 38.5% of the total loan portfolio as of December 31, 2006, and loans collateralized by multi-family condominiums represented approximately 54% of the total loan portfolio as of December 31, 2006. CRE Business attempts to limit the effects of these concentrations of credit risk for its commercial real estate loans by emphasizing first mortgage lending on properties that have strong asset quality characteristics and proven sponsorship, as well as employing experienced construction management professionals. In addition, loans for larger amounts are typically participated out to other financial institutions to limit the risk associated with an individual loan transaction. As of December 31, 2006, there were nine groups of loans (separate loans on different properties) with common investors or equity sponsors for which the aggregate outstanding principal balance of the separate loans exceeded $100 million. The largest concentration is from an affiliated investment fund and totals $210.4 million in loan principal outstanding with $343.8 million in total loan commitment and is comprised of five separate loans. All five of the loans under this concentration were performing as of December 31, 2006.

Income Taxes: The tax provision was computed as if the CRE Business was a stand alone entity. There was no cash paid for taxes. There is no tax sharing agreement between FIL and CRE Business Taxes are paid by FIL and are reflected in the Statements of Owner’s Investment as other distribution (to)/from owner.

Pledge Deposits: Pledge deposits represent funds received on CRE loans from the borrower and deposited into the FIL retail division. The funds are used to pay for project costs that are the responsibility of the borrower or serve as additional collateral for the loan.

Cash and Cash Equivalents: All highly liquid investment instruments with an original maturity of no more than three months are classified as cash equivalents. CRE Business did not have any cash or cash equivalents as of June 30, 2007 and December 31, 2006, respectively. There was no cash paid for interest or taxes. Taxes and interest are paid by FIL and are reflected in the Statements of Owner’s Investment as other distributions to/(from) owner.

Other Comprehensive Income: All components of comprehensive income classified by their nature are required to be reported in the financial statements in the period in which they are recognized. A total amount for comprehensive income is required to be displayed in the financial statement where the components of other comprehensive income are reported. CRE Business did not have any components of other comprehensive income to be reported as of June 30, 2007 and December 31, 2006, and therefore statements of comprehensive income are not reported in the CRE Business Carve-Out financial statements.

Recent Accounting Standards: In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a two-step approach for the recognition and measurement of a tax position taken in an entity’s tax return. The first step in the evaluation of a tax position is recognition: CRE Business must determine whether it is more likely than not that a given tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In this evaluation CRE Business must presume that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position meeting the more-likely-than-not recognition threshold is recorded at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. FIN No. 48 is effective for CRE Business’s fiscal year beginning January 1, 2007. The adoption did not have any impact on the financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defined fair value, establishes a framework for measuring fair value in accordance with GAAP and provides for expanded disclosures concerning fair value measurements. SFAS No. 157 retains the exchange price notion in earlier definitions of fair value; however, focuses on the price that would be received to sell the asset or paid to transfer the liability at the measurement date (an exit price), not the price that would be paid to acquire the asset or received to the liability (an entry price). SFAS No. 157 also established a fair value hierarchy used to classify the sources of information used by the entity in fair value measurements. That is, assumptions developed based on market data obtained from independent sources (observable inputs) versus the entity’s own assumptions about market assumptions developed based on the best information available in the circumstances (unobservable inputs). SFAS No. 157 is effective for CRE Business’s fiscal year beginning January 1, 2008. CRE Business is currently evaluating the impact of adopting SFAS No. 157; however, CRE Business does not believe the adoption will have a significant impact on its financial position or results of operations.

In September 2006, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. Specifically, SAB No. 108 indicated that registrants should use both a balance sheet (iron curtain) approach as well as an income statement (rollover) approach when quantifying and evaluating the materiality of a misstatement. SAB No. 108 contains guidance on correcting errors under the dual approach as well as transition guidance for correcting errors existing in prior years. CRE Business applied the provisions of SAB No. 108 for the year ended December 31, 2006 without any impact on its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 allows entities the option to measure many financial instruments and certain other items at fair value at specified election dates with changes in fair value reported in earnings. The fair value option may be applied on an instrument by instrument basis (with some exceptions), is irrevocable (unless a new election date occurs) and is applied only to entire instruments and not to portions of instruments. The FASB indicated that the objective of this statement is to improve financial reporting by providing entities the opportunity to mitigate volatility in reported earnings that are caused by measuring related assets and liabilities differently, without having to apply complex hedge accounting provisions. CRE Business is currently evaluating the impact of adopting SFAS No. 159. SFAS No. 159 is effective for CRE Business’s fiscal year beginning January 1, 2008.

Note 3 — Loans Held for Sale

Loans held for sale consist solely of CRE Business commercial real estate loans and are carried at the lower of aggregate cost or estimated fair value. Estimated fair value is based on the iStar transaction on an aggregate basis. Commercial real estate loans, which are primarily variable rate (generally based upon either one, three or six-month LIBOR and a margin), represent loans collateralized primarily by first mortgages on properties such as condominium (construction and conversion), office retail, industrial, multi-family, land development, mixed-use and lodging, and generally range in loan commitment size from $20 million to $100 million, with some loans for larger amounts. At June 30, 2007, CRE Business had $3.7 billion in unfunded commitments. Obligations related to these unfunded commitments were transferred to iStar on July 2, 2007. At June 30, 2007, $1.1 billion of loans were on a non-accrual status. Interest income recognized on a cash basis on loans on non-accrual status for the six month period ended June 30, 2007 was $28.3 million. Interest foregone on non-accrual loans that did not perform in accordance with their original terms was $17.3 million for the same period.

The following table details the loans held for sale at June 30, 2007:

(Thousands of dollars)
Loan principal balance	$6,030,703
Net deferred direct origination fees	(35,267)
Loans held for sale - net	$5,995,436

Note 4 — Commercial Real Estate Loans Held for Investment

During the first quarter of 2007, CRE Business reclassified substantially all of its commercial real estate loans held for investment of approximately $6 billion into loans held for sale; all of which were sold during the third quarter of 2007. As of June 30, 2007, CRE Business carries

$2.4 million of loans with an associated allowance for loan losses of $172 thousand none of which were impaired or on non-accrual status.

Loans held for investment consists of CRE Business commercial real estate loans. Commercial real estate loans, which are primarily variable rate (generally based upon either one, three or six-month LIBOR and a margin), represent loans collateralized primarily by first mortgages on properties such as condominium (construction and conversion), office, retail, industrial, multifamily, land development, mixed-use and lodging, and generally range in loan commitment size from $20 million to $100 million, with some loans for larger amounts.

The commercial real estate lending operation’s portfolio, as of December 31, 2006, consisted of 383 loans. Loans are primarily short-term bridge and construction facilities which generally have maturities for up to five years. These loans, which are in senior positions, include facilities for various construction, conversion, acquisition, redevelopment and renovation purposes. CRE Business does not originate mezzanine or subordinated loans. These loans generally involve the construction of new structures or significant renovation or alteration to existing structures; this typically prohibits occupancy or the generation of rental revenue during the transition period. As a result, these loans are generally funded throughout the term as construction progresses. In recent periods, CRE Business has had an emphasis on providing financing for various condominium conversion, construction and condotel projects; this is reflected in approximately 54% of the commercial real estate portfolio outstanding at December 31, 2006 being comprised of loans for condominium related projects. These condominium projects often contain retail, hotel and other components. The commercial real estate loans are primarily comprised of bridge and construction loans of relatively short duration (rarely more than five years in length of term and typically shorter, such as two to three years). Construction loans are funded throughout the term as the construction progresses. Approximately 65% of the commercial real estate loan balances outstanding are construction loans, 28% are bridge loans, 6% are permanent loans and 1% are single tenant credit loans.

As of December 31, 2006, CRE Business had $5.43 billion in unfunded commitments. Due to the variability in the timing of the funding of these unfunded commitments, and the extent to which they are ultimately funded, these amounts should not generally be used as a basis for predicting future outstanding balances. Unfunded commitments on existing loans represent the remaining funding capacity available on loans with outstanding balances. Unfunded commitments on loans not yet booked represent the maximum amount of funds available under agreements in which the borrower has not yet received any funds.

Commercial real estate loans are reported net of participations to other financial institutions or investors in the amount of $202.0 million as of December 31, 2006, respectively. CRE

Business’s commercial real estate loans also include mezzanine loans (second mortgage loans, which are subordinate to the senior or first mortgage loans) in the amount of $10.5 million as of December 31, 2006.

At December 31, 2006, approximately 19%, 15% and 12% of CRE Business’s commercial real estate loans were located in California, Florida and New York, respectively; no other state represented greater than 9% of the loan portfolio. The geographic dispersion of CRE Business’s commercial real estate portfolio is as follows:

December 31,
Geographic Distribution	2006
California	19.3%
Florida	15.2%
New York	12.0%
Virginia	9.0%
Arizona	6.8%
Hawaii	6.0%
Maryland	5.1%
All other states	26.6%
100.0%

The real estate collateralizing CRE Business’s commercial loans includes a wide variety of property and project types including condominiums (construction and conversion), multifamily — other, office, retail, industrial, land development, lodging and mixed-use properties. The loans in the portfolio were distributed by property type as follows as of the dates indicated:

December 31,
Property Type Distribution	2006
Multi - family - Condominiums
Construction	31%
Conversion	21%
Condotel	2%
54%
Land Development	15%
Office	9%
Retail	7%
Special Purpose	6%
Multi-family - Other	4%
Industrial	2%
Commercial Mixed - Use	2%
Hotels & Lodging	1%
100%

The following table further details the net commercial real estate loans held for investment:

December 31,
2006
(Thousands of dollars)
Loans outstanding	6,749,316
Participations sold	$(202,014)
Loans outstanding, net of participations sold	6,547,302
Unamortized deferred origination fees and costs	(49,601)
Loans outstanding before allowance for loan losses	$6,497,701
Allowance for loan losses	(230,109)
Loans held for investment - net	$6,267,592

Restructured loans on accrual status are those loans where CRE Business has made certain concessionary modifications to the contractual terms of the loan agreement (either in interest or principal) due to financial difficulties experienced by the borrower. The loan is classified as a restructured loan on accrual status if it is performing in accordance with the agreed upon loan terms and the projected cash proceeds are deemed sufficient to repay both principal and interest. These loans are presented as such in the period of restructure and the three subsequent quarters. During the year ended December 31, 2006, there were no commercial real estate loans that were modified in connection with loan restructurings.

The following table sets forth information regarding CRE Business’s commercial real estate loans on non-accrual status and restructured loans on accrual status:

December 31,
2006
(Thousands of dollars)

Non-accrual commercial real estate loans held for investment	$1,110,965
Restructured commercial real estate loans on accrual status	$—
Accruing loans past due 60 days or more	$19,492

During March 2007, the allowance for loan losses was reclassified into the carrying value of the loans transferred from held for investment to held for sale. CRE Business employs a documented and systematic methodology in determining the adequacy of its allowance for loan losses which assesses the risk and losses inherent in the portfolio, and represents CRE Business’s estimate of probable and inherent losses in the loan portfolio as of the date of the financial statements. Establishment of the allowance for loan losses involves estimating losses for individual loans that have been deemed impaired and for groups of loans that are evaluated collectively. Reviews are performed to determine allowances for loans that have been individually evaluated and identified as loans which have probable losses; reserve requirements are attributable to specific weaknesses evidenced by various factors such as deterioration in the quality of the collateral securing the loan, payment delinquency or other events of default. Performing loans that currently exhibit no significant identifiable weaknesses or impairment are evaluated on a collective basis. The allowance for loan losses methodology incorporates management’s judgment concerning the expected effects of current economic events and trends on portfolio performance, as well as the impact of concentration factors (such as property types, geographic regions and loan sizes). While CRE Business’s methodology utilizes historical and other objective information, the establishment of the allowance for loan losses is to a significant extent based upon the judgment and experience of CRE Business management. CRE Business believes that the allowance for loan losses is adequate as of December 31, 2006 to cover inherent losses embedded in the loan portfolio; however, future changes in circumstances, economic conditions or other factors, including the effect of CRE Business’s various loan concentrations, could cause CRE Business to increase or decrease the allowance for loan losses as necessary. Activity in the allowance for loan losses is summarized in the following table:

December 31,
2006
(Thousands of dollars)

Beginning Balance	$156,466
Provision for loan losses	73,443
Charge-offs	(190)
Recoveries	390
Ending Balance	$230,109

At December 31, 2006, the recorded investment in loans considered to be impaired was $1.1 billion of which $1.1 billion were on a non-accrual basis at December 31, 2006. CRE Business’s policy is to consider a loan impaired when, based on current information and events, it is probable that CRE Business will be unable to collect all amounts due according to the contractual terms of the loan agreement. Evaluation of a loan’s impairment is based on the present value of expected cash flows or the fair value of the collateral, if the loan is collateral dependent. There were $1.1 billion of loans considered impaired that have allocated specific allowances that totaled $170 million at December 31, 2006. The average net investment in impaired loans held for investment was $125.1 million in 2006. Interest income that was recognized on the cash basis of accounting on loans classified as impaired during the year was $3.1 million for the year ended December 31, 2006. Interest income foregone for loans on non-accrual status that had not performed in accordance with their original terms was $3.1 million for the year ended December 31, 2006.

CRE Business’s policy for determining past due or delinquency status is based on contractual terms except where loans are contractually matured but continue to make current interest payments. At December 31, 2006 CRE Business had no loans that were contractually matured.

In addition to its allowance for loan losses, CRE Business maintains an allowance for unfunded commercial real estate loan commitments on existing loans. This allowance totaled $5.7 million as of December 31, 2006, and is included in other liabilities.

The contractual maturities of loans held for investment outstanding (shown net of deferred fees and costs but before the allowance for loan losses) as of December 31, 2006 are summarized below:

	1 to 12	13 to 24	25 to 60	Over 60
	Months	Months	Months	Months	Total
	(Thousands of dollars)
Term loans - variable rate:
Commercial real estate loans	$2,260,594	$2,718,157	$1,424,932	$11,948	$6,415,631
Term loans - fixed rate:
Commercial real estate loans	13,424	33,802	50,768	33,677	131,671
Total	$2,274,018	$2,751,959	$1,475,700	$45,625	$6,547,302

Note 5 — Income Taxes

The major components of income tax expense are summarized in the following table:

	For the Six Months Ended
	June 30,
	2007	2006
	(Thousands of dollars)
Federal:
Current	$34,302	$35,997
Deferred	865	(3,800)
	35,167	32,197
State:
Current	7,581	7,967
Deferred	(286)	(841)
	7,295	7,126
Total income tax expense	$42,462	$39,323

A reconciliation of the effective federal tax rates in the statements of income with the statutory federal income tax rate of 35.0% is summarized in the following table:

	For the Six Months Ended June 30,
	2007	2006
Tax expense at federal statutory rate	35.0%	35.0%
State income taxes, net of federal income tax benefit	4.7%	4.4%
Meals and entertainment	0.1%	0.1%
Actual tax expense	39.8%	39.5%

The deferred income tax balance includes the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes. The components of the CRE Business deferred tax assets at June 30, 2007 and December 31, 2006 are summarized in the following table:

	June 30,	December 31,
	2007	2006
	(Thousands of dollars)
Deferred tax assets:
Allowance for loan losses	$37,371	$36,822
Off balance sheet commitment	—	2,382
Other - net	27	286
Total deferred tax assets	37,398	39,490

Deferred tax liabilities:
Loan origination costs	(6,092)	(7,705)
State income and franchise tax	(1,865)	(1,765)
Total deferred tax liabilities	(7,957)	(9,470)
Net deferred tax asset	$29,441	$30,020

In assessing the realization of deferred income tax assets, the CRE Business considers whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets depends on the ability to recover previously paid taxes through carrybacks and the generation of future taxable income during the periods in which temporary differences become deductible. In CRE Business’s opinion, the deferred tax assets will be fully realized and no valuation allowance is necessary as the CRE Lending Business has the ability to generate sufficient future taxable income to realize the tax benefits.

CRE Business deferred tax assets are subject to periodic recoverability assessments. Management’s judgments regarding future profitability may change due to future market conditions, and many other factors. These changes, if any, may require possible material adjustments to these deferred tax asset balances.

On January 1, 2007, the CRE Business adopted FIN 48, which clarifies the treatment of uncertain income tax positions. The adoption of FIN 48 did not have any impact on the financial position or the results of operations of the CRE Business.

Note 6 — Other Liabilities

The following table details the composition of the CRE Business other liabilities as of the dates indicated:

	June 30,	December 31,
	2007	2006
	(Thousands of dollars)
Accrued incentive compensation	$2,197	$11,891
Supplemental employee retirement plan	9,945	$8,243
Allowance for losses for unfunded commercial loan commitments	—	5,727
Borrower commitment fees	2,071	3,192
Accrued employer stock ownership plan expense	—	1,410
Accrued vacation	—	1,352
Escrow	1,376	1,088
Retention and separation pay	6,247	—
Other	1,142	515
Total other liabilities	$22,978	$33,418

Note 7 — Advances from the FHLB and Federal Reserve

FIL is a member of the Federal Home Loan Bank (“FHLB”) system, and as such maintains a credit line with the FHLB of San Francisco that is based upon a percentage of its total regulatory assets, subject to collateralization requirements and certain collateral sub-limits. Advances are primarily collateralized by the residential real estate loans held for sale, and to a lesser extent, by commercial loans held for investment. The maximum amount of credit which the FHLB will extend varies from time to time in accordance with its policies. FIL’s maximum financing availability, based upon its level of regulatory assets and subject to the amount and type of collateral pledged and their respective advance rates, was approximately $4.80 billion as of December 31, 2006. At December 31, 2006, FIL had an approximate maximum borrowing capacity based on its pledged loan collateral of $2.93 billion, with outstanding borrowings of $1.06 billion from the FHLB of San Francisco. All borrowings mature within two years. FIL pledged loans with a carrying value of $3.30 billion of which $77.9 million were CRE loans at December 31, 2006 to secure the current and any future borrowings. Although FIL’s maximum borrowing capacity is collateralized by $77.9 million of CRE loans as of December 31, 2006 a reasonable allocated portion of the FHLB borrowings of $77.9 million to the CRE Business are not reflected in the balance sheets as debt of the CRE Business due to the fact that these amounts are not direct liabilities of the CRE Business, nor are they directly used to fund the CRE Business operations. The weighted-average interest rate on the amount outstanding at December 31, 2006, was 5.32%. The borrowing capacity has no commitment fees or cost, requires minimum levels of investment in FHLB stock (FIL receives dividend income on its investment in FHLB stock), can be withdrawn by the FHLB if there is any significant change in the financial or operating condition of FIL and is conditional upon its compliance with certain agreements covering advances, collateral maintenance, eligibility and documentation requirements. At December 31, 2006 , FIL was in compliance with all requirements of its FHLB credit facility. Subsequent to December 31, 2006 all outstanding borrowings were paid off and the pledged loans were not called. Further, these borrowings were not considered part of the sales transaction to iStar (See Note 10). Subsequent to December 31, 2006 there were no CRE loans pledged.

Total interest payments on advances from the FHLB were $104.7 million in 2006.

FIL has a line of credit with the Federal Reserve Bank of San Francisco (“Federal Reserve”), and at December 31, 2006, had a borrowing capacity, based upon collateral pledged, of $517.9 million with no outstanding borrowings at December 31, 2006. FIL pledged CRE loans with a carrying value of $690.5 million at December 31, 2006, to the Federal Reserve. This line of credit may be utilized when all other sources of funds are not reasonably available, and such advances are made with the expectation that they will be repaid when the availability of the usual source of funds is restored, usually the next business day. Subsequent to December 31, 2006 there were no CRE loans pledged.

Note 8 — Employee Benefit Plans

CRE Business participates in FGC’s 401 (k) Plan and Employee Stock Ownership Plan (“ESOP”) that cover substantially all employees with at least one year of service. CRE Business contribution expense for these plans amounted to approximately $160,000 and $1.6 million for the six months ended June 30, 2007 and June 30, 2006, respectively, of which none and approximately $755,000, respectively related to the ESOP. The contributions, which are generally discretionary, are based on total compensation of the participants. FGC’s ESOP is a non-leveraged plan.

CRE Business also participates in FGC’s Restricted Stock Award Plan, which is provided for the benefit of certain key members of management. Restricted stock awards are amortized to compensation expense over the service period of the awards that vary from two to ten years. CRE Business amortization expense amounted to approximately $804,000 and $948,000 for the six months ended June 30, 2007 and 2006, respectively.

CRE Business also participates in FGC’s Supplemental Executive Retirement Plan and Excess Benefit Plan; both of which are deferred compensation plans designed to provide certain employees the ability to receive benefits that would be otherwise lost under FGC’s qualified retirement plans due to statutory or other limits on salary deferral and matching contributions.

Note 9 — Commitments and Contingencies

Legal Actions:

CRE Business is a defendant in a number of legal actions or regulatory proceedings arising in the ordinary course of business or from regulatory examinations conducted by the Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Financial Institutions (“DFI”).

Order to Cease & Desist:

On March 7, 2007, FIL consented to the Order to Cease & Desist (“Order”) issued by the FDIC without admitting to the allegations contained in the Order. The Order calls for, among other things, certain changes in FIL’s commercial real estate lending business. In particular, the Order (i) limits FIL’s ability to extend credit to certain commercial real estate borrowers and (ii) requires the implementation of a written lending and collection policy to provide effective guidance and control over FIL’s commercial real estate lending function, including a planned material reduction in the volume of funded and unfunded non recourse lending and loans for condominium conversion and construction as a percentage of Tier 1 capital. In addition, the Order requires that FIL adopts a Capital Adequacy Plan to maintain adequate Tier 1 capital in relation to the risk profile of FIL. Further, the Order mandates various specific management requirements and enhanced oversight over FIL’s operations. FIL cannot predict the cost of compliance with the Order or the impact of the Order upon FIL’s business, financial condition or results of operation.

Note 10 — Subsequent Events

FIL entered into a definitive agreement on May 21, 2007, subject to regulatory review and non-objection, pursuant to which FIL will sell its CRE Business and commercial real estate loan portfolio to iStar Financial Inc. FIL closed this transaction on July 2, 2007.

The purchase price for the loan portfolio (the “Loan Purchase Price”) was the amount equal to (i) the aggregate unpaid principal balance of the loan portfolio as of March 31, 2007, plus (ii) the aggregate amount of principal advanced to commercial real estate borrowers subsequent to March 31, 2007 through and including the closing date in respect of the loan portfolio, minus (iii) the aggregate amount of principal paid to FIL in respect of the loan portfolio after March 31, 2007 through and including the closing date, minus (iv) $268,942,000. At the closing, FIL received a cash payment equal to 30% of the Loan Purchase Price (the “Cash Loan Purchase Price”), and a participation interest in the total loan portfolio with a principal amount equal to 70% of the Loan Purchase Price, which bears interest at LIBOR + 150 basis points.

FIL’s participation in the loan portfolio is governed by a participation agreement which was entered into at closing (the “Participation Agreement”). Pursuant to the Participation Agreement, FIL is entitled to receive 70% of all principal payments on the loans purchased, including with respect to any portion of unfunded commitments with respect to such loans that are funded by iStar until the participation interest has been repaid. FIL also received the aggregate amount of all unpaid interest on the loan portfolio as of the closing date which was less than 30 days past due.

Additionally, iStar purchased a majority of the non-loan assets used in the CRE business for $50 million in cash. In connection with the transaction, iStar assumed certain obligations with respect to the loan portfolio after the closing date (including the obligation to fund approximately $3.7 billion of existing unfunded commitments) and the obligations under certain assumed leases and intellectual property contracts. iStar also employed a majority of the employees of the CRE business.

FIL submitted the iStar transaction to the FDIC and DFI for review and non-objection. Regulatory non-objection and closing of the transaction on July 2, 2007 resulted in a full exit from the commercial real estate lending business.